Exhibit 99.1

Contact:
Dynavax Technologies Corporation
Jane M. Green, PhD
Vice President, Corporate Communications
Phone (510) 665-4630
Email: jgreen@dvax.com

DYNAVAX ANNOUNCES THIRD QUARTER 2004 FINANCIAL RESULTS

BERKELEY, Calif — November 8, 2004 — Dynavax Technologies Corporation (Nasdaq: DVAX) today reported financial results for the third quarter 2004. Dynavax reported a net loss of $4.0 million for the quarter ended September 30, 2004, or $0.16 share, compared to a net loss of $4.1 million, or $2.30 per share for the same period in 2003. For the nine months ended September 30, 2004, net loss was $10.8 million or $0.54 share compared to $12.8 million or $7.20 per share for the comparable period in 2003. The net loss per share for the three and nine months ended September 30, 2004 reflects the increase in common shares outstanding as a result of the Company’s initial public offering in February 2004.

As of September 30, 2004, cash, cash equivalents and marketable securities totaled $71.5 million compared to $74.0 million at June 30, 2004 and $29.1 million at December 31, 2003.

Revenue for the third quarter ended September 30, 2004 was $ 3.7 million compared to $0.02 million for the same period in 2003. For the nine months ended September 30, 2004, total revenues were $12.4 million, compared to $0.1 million for the comparable period of 2003. The increase in revenue is due to the Company’s collaborative agreement with UCB Pharma in ragweed and grass allergies, which was initiated in 2004, and biodefense grants awarded by the National Institute of Allergy and Infectious Diseases.

Total operating expenses were $7.9 million for the third quarter 2004 compared to $4.3 million for the same period in 2003. Operating expenses for the nine months ended September 30, 2004 totaled $23.7 million as compared to $13.3 million in the comparable period of 2003. The increase in operating expenses is primarily due to increased clinical trial activities in the Company’s ragweed allergy, hepatitis B vaccine, and asthma programs, as well as preclinical work associated with government grants for biodefense programs. This increase also reflects higher expenses associated primarily with the expanding of our management team and additional obligations associated with being a public company.

“In the third quarter, we made excellent progress in advancing our clinical programs, in bringing additional depth and breadth to our senior management team, and in maintaining a high level of fiscal responsibility,” said Dino Dina, MD, president and chief executive officer. “We anticipate initiating Phase 3 clinical trials for our two lead clinical programs in ragweed allergy and in Hepatitis B in the first half of 2005, pending results of interim analyses in these programs. Our corporate partners continue to be supportive of our efforts. We established a promising collaboration with the prestigious Riken Institute in Japan with the goal of developing an ISS-based cedar allergy therapy. We believe that this collaboration, combined with our clinical progress, underscores the broad therapeutic potential of our ISS technology. Our balance sheet remains healthy and our financial performance is in line with our expectations. We believe that this year will be one of progress and achievement for our company.”

Dynavax will hold a conference call to discuss third quarter 2004 financial results today at 5:00 p.m. Eastern. Interested parties may listen to the webcast live at http://www.dynavax.com. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents www.streetevents.com. A telephonic replay will be available through November 15, 2004 by dialing 888-286-8010, conference identification number 93697898. International callers can dial 617-801-6888, conference identification number 93697898.

About Dynavax

Dynavax Technologies Corporation discovers, develops, and intends to commercialize innovative products to treat and prevent allergies, infectious diseases, and chronic inflammatory diseases using versatile, proprietary approaches that alter immune system responses in highly specific ways. Our clinical development programs are based on immunostimulatory sequences, or ISS, which are short DNA sequences that enhance the ability of the immune system to fight disease and control chronic inflammation. ISS are being developed in three initial indications: ragweed allergy immunotherapeutic, currently in a Phase 2/3 clinical trial; a Hepatitis B vaccine that has completed a Phase 2 clinical trial; and an asthma immunotherapeutic that has completed a Phase 2 exploratory trial.

Dynavax cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements, including without limitation all statements related to plans to advance its clinical programs in ragweed allergy, Hepatitis B and asthma, and demonstrate the potential of its ISS technology. Words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “will,” “slated,” “goal” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Dynavax that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Dynavax’s business including, without limitation, risks relating to: the progress and timing of its anticipated Phase 3 clinical trials in ragweed allergy and Hepatitis B; difficulties or delays in developing, testing, obtaining regulatory approval of, producing and marketing its products; the scope and validity of patent protection for its products; competition from other pharmaceutical or biotechnology companies; its ability to obtain additional financing to support its operations; its ability to maintain effective financial planning and internal controls; and other risks detailed in the “Risk Factors” section of Dynavax’s Annual Report on Form 10-K filed on March 30, 2004, and in the section titled “Additional Factors That May Affect Future Results” within Dynavax’s quarterly report on Form 10-Q filed on August 9, 2004. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Dynavax undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

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Dynavax Technologies Corporation
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenues:
Collaboration revenue	$3,769	$–	$11,644	$–
Grant revenue	(109)	23	713	119

Total revenues	3,660	23	12,357	119
Operating expenses:
Research and development	5,928	2,935	17,709	9,528
General and administrative	2,017	1,315	6,013	3,732

Total operating expenses	7,945	4,250	23,722	13,260

Loss from operations	(4,285)	(4,227)	(11,365)	(13,141)
Interest income, net	252	88	557	329

Net loss	$(4,033)	$(4,139)	$(10,808)	$(12,812)

Net loss per share	$(0.16)	$(2.30)	$(0.54)	$(7.20)

Shares used to compute net loss per share	24,609	1,803	20,034	1,780

Dynavax Technologies Corporation
Selected Balance Sheet Data
(in thousands)
(unaudited)

	September 30,	December 31,
	2004	2003
Cash, cash equivalents and marketable securities	$71,514	$29,097
Total assets	79,073	31,585
Minority interest in Dynavax Asia	–	14,733
Convertible preferred stock	–	83,635
Total stockholders’ equity (net capital deficiency)	$64,129	$(71,932)